Exhibit 99.1

NEWS RELEASE

PRASHANTH MAHENDRA-RAJAH ELECTED TO GOODYEAR BOARD

AKRON, Ohio, June 17, 2021 – Prashanth Mahendra-Rajah, senior vice president, finance and chief financial officer of Analog Devices, Inc., has been elected to the board of directors of The Goodyear Tire & Rubber Company.

FOR IMMEDIATE RELEASE • GLOBAL HEADQUARTERS: 200 INNOVATION WAY, AKRON, OHIO 44316-0001 • MEDIA WEBSITE: WWW.GOODYEARNEWSROOM.COM	“We are pleased to welcome Prashanth Mahendra-Rajah to the Goodyear Board of Directors,” said Goodyear chairman, chief executive officer and president Richard J. Kramer. “Prashanth’s expertise in finance, analysis and strategic planning has made him a highly valued leader throughout his career. Among his accomplishments as a senior executive, Prashanth has helped position global companies for transformative growth following mergers and acquisitions. His extensive background in technology industries combined with a general-manager mindset will be extremely valuable to Goodyear and its shareholders as the company focuses on future mobility.”

• CONTACT: ED MARKEY 330.796.8801 EMARKEY@GOODYEAR.COM	Since 2017, Mahendra-Rajah, 51, has served as chief financial officer for Analog Devices, Inc., a $60 billion global technology company and semiconductor manufacturer based in Boston, MA. He joined that company after three years as chief financial officer for WABCO, a leading global automotive parts manufacturer and provider of electronic braking, stability and transmission systems for commercial vehicles. In that role, Mahendra-Rajah led several critical corporate acquisitions and guided the reshaping of the company’s operations and value proposition.

Previously, Mahendra-Rajah held finance positions of increasing responsibility at Applied Materials (2012-2014) and Visa (2010-2012). From 1998 to 2010, he served in a variety of finance, planning and analysis roles at United Technologies. He gained broad leadership experience working in global roles for the company’s Pratt & Whitney, Carrier and UTC Fire & Security businesses.

Born in Sri Lanka, Mahendra-Rajah earned his bachelor’s degree in chemical engineering from the University of Michigan, his MS in engineering from Johns Hopkins University and his MBA from Purdue University.

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About The Goodyear Tire & Rubber Company
Goodyear is one of the world’s largest tire companies. It employs about 72,000 people and manufactures its products in 54 facilities in 23 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

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